EXHIBIT 99.1

NOVEN LICENSES METHYPATCH® TO ADHD MARKET LEADER

Shire Pharmaceuticals To Commercialize Noven’s Transdermal Methylphenidate Patch

Noven to Receive Up to $150 Million and Manufacturing Revenue

MIAMI, FL., February 27, 2003 – Noven Pharmaceuticals, Inc. (NASDAQ: NOVN) today announced that it has signed an agreement to license its once-daily methylphenidate transdermal system (intended to be marketed under the trade name MethyPatch®) to Shire Pharmaceuticals Group plc for payments of up to $150 million and ongoing manufacturing revenue.

MethyPatch is Noven’s developmental methylphenidate patch for Attention-Deficit Hyperactivity Disorder (ADHD). A New Drug Application for the product, filed with the U.S. Food and Drug Administration in June 2002, is currently under FDA review and is expected to be approved in 2003. Once approved and launched, MethyPatch is expected to be the world’s first transdermal patch indicated for the treatment of ADHD, and the first methylphenidate product in Shire’s portfolio of ADHD therapies.

Robert Strauss, Noven’s President, CEO & Chairman, said: “We are very pleased with the appointment of Shire as our strategic development and marketing partner for MethyPatch. Shire is clearly the leader in ADHD. They have demonstrated their strong capabilities through the very successful development and launch of Adderall XR®. Shire’s global development and marketing ability was another key factor in our decision to select Shire. We are very proud that our product will lead Shire’s expansion into the market for long-acting methylphenidate products, and view this transaction as the first step towards a long term and successful relationship with the world leader in ADHD therapy.”

Bill Nuerge, President & CEO of Shire US Inc., added: “This is an acquisition that is core to Shire’s strategy. MethyPatch strengthens our position as the ADHD Support Company. Over the last twelve months, Adderall XR, taken once a day orally, has become the fastest growing product in the ADHD market, reflecting the positive response to Adderall XR from doctors and patients alike. MethyPatch will be the first transdermal drug delivery based product offered to doctors and patients for the treatment of ADHD. MethyPatch provides flexibility as patients can now control the duration of medication effect by adjusting the wear time of the product. The addition of MethyPatch to the Shire portfolio will enable us to more completely serve the needs of ADHD patients.”

Terms of the Transaction

In exchange for exclusive global rights to MethyPatch, Shire has agreed to pay $25 million upon closing of the transaction, $50 million upon receipt of final FDA approval of MethyPatch, and payments of up to $75 million upon achievement of certain MethyPatch sales milestones. For accounting purposes, all payments will be deferred and recognized as Noven revenue over a period of years.

Noven remains responsible for securing MethyPatch final regulatory approval, and will manufacture the product for Shire.

Closing of the transaction is conditioned on, among other things, the expiration of any regulatory waiting period under the Hart Scott Rodino Antitrust Improvements Act of 1976, and is expected to take place within 45 days.

Benefits of the Transaction

Strauss continued: “The MethyPatch transaction should provide Noven significant financial, operational and strategic benefits, including:

•	Improved Commercialization Prospects. “Shire’s resources and commitment to ADHD therapy make them an ideal partner to maximize the value of MethyPatch.

Their large ADHD sales force has well-established relationships with physicians around the country. This commitment helped make Adderall XR (Shire’s long-acting oral amphetamine product) the fastest growing ADHD product in 2002. We believe that MethyPatch will enjoy accelerated acceptance as well.”

•	Significant Earnings Contribution. “Given their resources and capabilities, we expect Shire will drive significantly greater market penetration than we could on our own. As a result, this transaction should deliver greater earnings to Noven than any other commercialization strategy considered, including marketing the product ourselves. And with no Noven launch expenses to be incurred, the recognized portion of the initial payments and launch-related orders are expected to add to our earnings promptly following FDA approval,” said Strauss.

•	Revenue/Partner Diversity. “The transaction helps us diversify beyond hormone therapy. While we remain committed to women’s health, our strategy is to expand into other therapeutic categories and forge new strategic partnerships. This transaction meets both of those goals.”

•	Reduced Costs & Risk. “Shire is expected to fund all MethyPatch sales, marketing and promotional activities, which will significantly reduce Noven’s expenses and risk compared to a self-marketing strategy. The transaction should also free Noven research dollars that we had planned to spend on MethyPatch post-marketing studies. We expect to be able to channel those dollars into other new development projects in our pipeline.”

Future Opportunities

“Only ten prescription compounds are currently approved for transdermal delivery in the U.S.,” said Strauss. “If approved, MethyPatch will be the eleventh, and will be the fifth Noven FDA approval in the past eight years. We are proud of that track record, and there is more to come. We have two undisclosed molecules in clinical development targeting a combined U.S. market of over $1 billion. We have identified over 25 additional prescription compounds that we believe can be delivered through our patented systems. This presents tremendous opportunity for Noven and for potential partners who have an interest in these compounds. We have a number of business development activities underway, and we hope that news of this transaction will bring new potential partners to the table.”

“Our goal is to maximize the value of our technology for the benefit of patients, our partners and our shareholders. We believe we have achieved that with the MethyPatch transaction, and we are committed to do even more in 2003 and thereafter. More broadly, this transaction further validates our technology and strategy, and advances us toward our vision of leadership and excellence in transdermal drug delivery.”

Noven Conference Call

A telephone conference with Noven management to discuss the MethyPatch transaction will be broadcast live via the Internet at beginning at 11:00 a.m. this morning, February 27. Thereafter, a rebroadcast of the call will be accessible at the same website. A taped replay of the conference call will be available by telephone from February 27 at 1:00 p.m. Eastern time until March 1 by calling 877-660-6853 (from within the U.S.) or 201-612-7415 (from outside the U.S.) and entering the access code 1628 and I.D. #58943. The conference call will contain forward-looking information in addition to that contained in this press release.

About Shire

Shire Pharmaceuticals Group plc (Shire) is a rapidly growing international specialty pharmaceutical company with a strategic focus on four therapeutic areas — central nervous system disorders (CNS), oncology, gastro-intestinal (GI) and anti-infectives. Shire also has three platform technologies: advanced drug delivery, lead optimization for small molecules and biologics. Shire’s core strategy is based on research and development combined with in licensing and a focus on eight key pharmaceutical markets. For further information on Shire, please visit the Company’s website: www.shire.com.

About Noven

Noven Pharmaceuticals, Inc., headquartered in Miami, Florida, is a leading developer of advanced transdermal drug delivery technologies and prescription transdermal products. Noven’s existing products include advanced estrogen transdermal delivery systems and combination estrogen/progestin transdermal delivery systems. With a range of additional products in development, including MethyPatch®, Noven is committed to becoming the world’s premier developer, manufacturer and marketer of transdermal drug delivery systems. For additional information on Noven and its licensing opportunities, visit www.noven.com.

Investor & Media Contact: Joseph C. Jones Vice President — Corporate Affairs (305) 253-1916	Product Licensing Inquiries: Pavan Handa Executive Director — Business Development (305) 964-3330

This release contains forward-looking information related to the business of Noven that can be identified by the use of forward-looking terminology such as “may”, “is expected”, “will”, “should”, “hope”, “believe”, “our goal”, and similar words and phrases. Such statements are qualified by and subject to the risks and uncertainties specified in Noven’s most recent filings with the Securities and Exchange Commission and those specified herein, including the risk that: MethyPatch may not be approved or, if approved, that it may not be successfully commercialized by Shire due to competitive market conditions or other factors, including physician/patient preferences for other ADHD therapies; MethyPatch may not be the first transdermal ADHD therapy on the market; the timing of FDA approval is outside the control of Noven; the FDA could place limits on permitted marketing claims that could negatively impact MethyPatch’s sales potential; the availability of other once-daily ADHD therapies could negatively impact MethyPatch’s market penetration; the availability of non-stimulant, non DEA-controlled ADHD therapies could negatively impact MethyPatch’s market penetration; Noven and Shire may not expand their relationship beyond MethyPatch; Shire may not reach the sales levels necessary to trigger some or all of the milestone payments; the transaction may not close within 45 days or at all, whether because of failure to receive antitrust clearance or otherwise; Shire may not promote MethyPatch at the expense of its other products; Noven has never manufactured MethyPatch on a commercial scale, and Noven may be unable to supply Shire with its requirements for MethyPatch; if Noven is unable to successfully scale up production of MethyPatch, it may be unable to achieve satisfactory gross margins; the timing of FDA approval may impact the success of the product launch and affect market penetration; Shire may not fund or conduct additional clinical studies involving MethyPatch or next generation products; the announcement of this transaction may not attract additional development partners to Noven; granting exclusive marketing rights to MethyPatch represents a departure from Noven’s announced strategy of marketing MethyPatch with its own sales force, and there can be no assurance that Noven will utilize the funds expected to be received in the transaction in a manner that will increase long-term shareholder value; if Noven’s hormone business experiences further declines, the amount of funds available to commit to new development projects will be limited; product development is inherently risky, and there can be no assurance that any development project will be completed successfully.

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